Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

Third quarter 2025 worldwide net sales totaled $270 million

Third quarter operating loss of $22 million and operating margin of (8)%; constant currency adjusted operating loss of $15 million and constant currency adjusted operating margin of (6)%

Completes balance sheet transformation, significantly strengthens financial position subsequent to quarter end

Reiterates full year 2025 financial guidance

Richardson, TX, November 13, 2025 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fiscal third quarter ended October 4, 2025.

“We are pleased to report another quarter of progress and momentum under our turnaround as our teams continue to deliver superior execution against the three key pillars of our plan. Importantly, this week we completed the successful transformation of our balance sheet,” said Franco Fogliato, Chief Executive Officer. “The balance sheet refinancing represents a pivotal milestone in our turnaround and allows us to turn the page to Fossil Group’s next chapter. Over the past year, we’ve built a consumer-focused, brand-led operating model, strengthened our gross margin profile, rightsized our cost structure and fortified our balance sheet. Looking ahead, this foundational platform gives us tremendous confidence that the business is positioned to deliver long-term profitable growth.”

Third Quarter 2025 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $270.2 million, a decrease of 6.1% on a reported basis and 7.1% in constant currency compared to $287.8 million in the third quarter of fiscal 2024. The sales decrease was largely driven by the direct to consumer channels, with our store rationalization initiatives comprising approximately 3 points of the sales decline in the third quarter. Net sales in constant currency declined 9% in the Americas, 10% in Europe and increased 2% in Asia. Wholesale sales in constant currency increased 3%, while our direct to consumer sales decreased 27%. Within our direct to consumer channels, comparable retail sales declined 22%. In our major product categories, traditional watch sales decreased 1% in constant currency in the third quarter compared to the prior year period. The leathers category decreased 37% and jewelry sales declined 23% in constant currency during the third quarter. From a brand lens, DIESEL and ARMANI EXCHANGE increased while FOSSIL decreased in the third quarter.

•Gross profit totaled $132.4 million, a decline of 6.9% compared to $142.2 million in the third quarter of 2024. Gross margin decreased 40 basis points to 49.0% versus 49.4% in the third quarter of 2024. The year-over-year decrease primarily reflects the impact of increased tariffs and licensed brand minimum royalties, largely offset by improved product margins in our core categories driven by benefits from our sourcing initiatives.

•Operating expenses totaled $154.1 million, down 7.5% compared to $166.7 million a year ago. As a percentage of net sales, operating expenses were 57.0% in the third quarter of 2025 compared to 57.9% in the prior year third quarter. Operating expenses in the third quarter of 2025 included $6.8 million of restructuring costs, primarily related to professional services and employee costs. Operating expenses in the third quarter of 2024 included $4.8 million of restructuring costs. SG&A expenses were $146.8 million, down 8.8% compared to the third quarter of 2024, primarily driven by cost reductions and efficiencies gained through our restructuring programs. As a percentage of net sales, SG&A expenses were 54.3% in the third quarter of 2025 compared to 55.9% in the prior year third quarter.

•Operating income (loss) was $(21.7) million compared to $(24.5) million in the third quarter of 2024. Operating margin was (8.0)% in the third quarter of 2025 compared to (8.5)% in the prior year third quarter. Constant currency adjusted operating loss totaled $14.9 million compared to adjusted operating loss of $22.0 million in the third quarter of 2024. Constant currency adjusted operating margin was (5.5)% in the third quarter of 2025 compared to adjusted operating margin of (7.6)% in the prior year third quarter.

•Interest expense decreased to $4.2 million compared to $4.9 million in the third quarter of 2024.

•Other income (expense) was expense of $6.2 million compared to income of $3.6 million in the third quarter of 2024, reflecting net currency losses in the third quarter of 2025 as compared to net currency gains in the prior year third quarter. The current year third quarter also included a $1.7 million loss on extinguishment of debt.

•Income (loss) before income taxes was $(32.1) million compared to $(25.8) million in the third quarter of 2024.

•Adjusted EBITDA was $(15.0) million, or (5.6)% of net sales in the third quarter of 2025 and $(15.6) million, or (5.4)% of net sales in the prior year quarter.

•Provision (benefit) for income taxes was an expense of $8.0 million, resulting in an effective income tax rate of (24.8)% compared to an expense of $6.2 million and an effective tax rate of (23.9)% in the prior year. The effective tax rate in the third quarter of 2025 differed from the prior year third quarter primarily due to a change in the Company’s global mix of earnings.

•Net loss totaled $39.9 million with net loss per diluted share of $0.76, which compares to net loss of $32.0 million and net loss per diluted share of $0.60 in the prior year third quarter. Adjusted net loss for the third quarter was $32.8 million with adjusted net loss per diluted share of $0.63 compared to adjusted net loss of $30.0 million with adjusted net loss per diluted share of $0.56 in the prior year third quarter.

Balance Sheet Summary & Transformation

As of October 4, 2025, the Company had total liquidity of $101.9 million, including $79.2 million of cash and cash equivalents and $22.7 million of availability under its asset-based revolving credit facility ("ABL"). Inventories at the end of the third quarter of 2025 totaled $166.8 million, a decrease of 26% versus a year ago. Total debt was $176.0 million.

Today, the Company announced the consummation of its previously announced exchange offer with respect to its 7.00% Senior Notes due 2026 and its concurrent rights offering pursuant to a restructuring plan under Part 26A of the UK Companies Act 2006. The completion of the offer extends the maturity of the Company's debt by three years and includes $32.5 million in incremental, new money financing, as more fully described in our Form 8-K filing with the Securities and Exchange Commission ("SEC") announcing completion and our prior SEC filings relating to the exchange which describe the terms of the transactions. Additionally, the consummation of the exchange offer removed certain restrictions under its new $150 million ABL, which was secured during the third quarter of 2025, providing the Company with additional availability under the ABL, subject to the terms and conditions thereof.

The above actions fortify the Company's balance sheet and provide the Company with increased liquidity and additional financial flexibility to support its turnaround and growth plans.

Outlook

The Company is reiterating its financial guidance for full year 2025.

•Worldwide net sales are expected to decline in the mid-teens
•Adjusted operating margin(1) is expected to be break even to slightly positive

Worldwide net sales guidance includes an expected impact of approximately $45 million related to retail store closures. Worldwide net sales and adjusted operating margin guidance exclude impacts from foreign currency.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating income.

Safe Harbor

Certain statements contained herein that are not historical facts, including, but not limited to, statements regarding our outlook, expected financial position, turnaround plan benefits and expenses, liquidity and strategic review, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty, the effect of worldwide economic conditions; the effect of any pandemics; risks related to the success of our restructuring program; the failure to meet the continued listing requirements of Nasdaq; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; any impact of minimum royalty commitments in excess of royalties payable on actual sales; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, kate spade new york, Michael Kors, Skechers and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 40 Weeks Ended	For the 39 Weeks Ended
($ in millions, except per share data):	October 4, 2025	September 28, 2024	October 4, 2025	September 28, 2024
Net sales	$270.2	$287.8	$723.9	$802.7
Cost of sales	137.8	145.6	321.8	390.1
Gross profit	132.4	142.2	402.1	412.6
Gross margin	49.0%	49.4%	55.6%	51.4%
Operating expenses:
Selling, general and administrative expenses	146.8	160.9	391.6	466.7
Other long-lived asset impairments	0.5	1.0	0.6	1.9
Restructuring charges	6.8	4.8	29.9	31.6
Total operating expenses	$154.1	$166.7	$422.1	$500.2
Total operating expenses (% of net sales)	57.0%	57.9%	58.3%	62.3%
Operating income (loss)	(21.7)	(24.5)	(20.0)	(87.6)
Operating margin	(8.0)%	(8.5)%	(2.8)%	(10.9)%
Interest expense	4.2	4.9	13.0	14.1
Other income (expense) - net	(6.2)	3.6	(9.4)	8.9
Income (loss) before income taxes	(32.1)	(25.8)	(42.4)	(92.8)
Provision (benefit) for income taxes	8.0	6.2	17.6	2.3
Less: Net income attributable to noncontrolling interest	(0.2)	—	(0.3)	—
Net income (loss) attributable to Fossil Group, Inc.	$(39.9)	$(32.0)	$(59.7)	$(95.1)
Earnings per share:
Basic	$(0.76)	$(0.60)	$(1.13)	$(1.80)
Diluted	$(0.76)	$(0.60)	$(1.13)	$(1.80)
Weighted average common shares outstanding:
Basic	52.4	53.2	53.1	52.9
Diluted	52.4	53.2	53.1	52.9

Consolidated Balance Sheet Data ($ in millions):	October 4, 2025	September 28, 2024
Assets:
Cash and cash equivalents	$79.2	$106.3
Accounts receivable - net	162.5	173.7
Inventories	166.8	226.4
Other current assets	62.6	69.5
Total current assets	$471.1	$575.9
Property, plant and equipment - net	$35.9	$45.2
Operating lease right-of-use assets	122.5	135.5
Intangible and other assets - net	71.5	55.8
Total long-term assets	$229.9	$236.5
Total assets	$701.0	$812.4

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$295.8	$315.2
Short-term debt	7.0	2.3
Total current liabilities	$302.8	$317.5
Long-term debt	$169.1	$173.4
Long-term operating lease liabilities	108.6	120.6
Other long-term liabilities	24.4	39.0
Total long-term liabilities	$302.1	$333.0
Stockholders’ equity	96.1	161.9
Total liabilities and stockholders’ equity	$701.0	$812.4

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the
	October 4, 2025			September 28, 2024	40 weeks ended October 4, 2025			39 weeks ended September 28, 2024
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$109.7	$0.1	$109.8	$121.3	$303.2	$4.1	$307.3	$351.0
Europe	91.2	(4.2)	87.0	97.0	235.7	(5.5)	230.2	250.6
Asia	69.0	1.2	70.2	69.0	183.7	2.7	186.4	199.7
Corporate	0.3	—	0.3	0.5	1.3	—	1.3	1.4
Total net sales	$270.2	$(2.9)	$267.3	$287.8	$723.9	$1.3	$725.2	$802.7

Product categories:
Watches:
Traditional watches	$222.2	$(1.9)	$220.3	$223.2	$585.3	$2.4	$587.7	$603.9
Smartwatches	3.8	0.1	3.9	4.0	9.3	—	9.3	21.2
Total watches	$226.0	$(1.8)	$224.2	$227.2	$594.6	$2.4	$597.0	$625.1
Leathers	15.1	(0.1)	15.0	23.9	49.2	(0.2)	49.0	78.7
Jewelry	25.1	(0.9)	24.2	31.5	66.7	(0.8)	65.9	81.9
Other	4.0	(0.1)	3.9	5.2	13.4	(0.1)	13.3	17.0
Total net sales	$270.2	$(2.9)	$267.3	$287.8	$723.9	$1.3	$725.2	$802.7

Adjusted EBITDA, Adjusted operating income (loss), Constant Currency Adjusted Operating Income (Loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Constant Currency Adjusted Operating Income (Loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income and gains on asset divestitures. We define Adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense and gains on asset divestitures. We define Constant currency adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense and gains on asset divestitures and excluding the effects of foreign currency exchange rate fluctuations. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense, gains on asset divestitures and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2024	Fiscal 2025
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$(25.2)	$(14.5)	$4.1	$(32.1)	$(67.7)
Plus:
Interest expense	4.9	4.5	4.3	4.2	17.9
Amortization and depreciation	3.8	3.4	3.0	3.3	13.5
Impairment expense	0.6	0.1	—	0.5	1.2
Other non-cash charges	3.7	0.2	(0.5)	0.2	3.6
Stock-based compensation	0.7	0.6	0.6	0.6	2.5
Restructuring expense	28.2	15.8	7.3	6.8	58.1
Restructuring cost of sales	7.5	—	—	—	7.5
Loss on extinguishment of debt	—	—	—	1.7	1.7
Less:
Gains on asset divestitures	—	—	11.5	—	11.5
Interest income	1.1	1.0	0.3	0.2	2.6
Adjusted EBITDA	$23.1	$9.1	$7.0	$(15.0)	$24.2

	Fiscal 2023	Fiscal 2024
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$(27.8)	$(30.4)	$(36.6)	$(25.8)	$(120.6)
Plus:
Interest expense	5.7	5.1	4.1	4.9	19.8
Amortization and depreciation	4.6	4.5	3.9	3.8	16.8
Impairment expense	1.3	0.4	0.6	1.0	3.3
Other non-cash charges	0.1	(0.1)	0.1	(0.5)	(0.4)
Stock-based compensation	1.1	1.0	0.6	0.6	3.3
Restructuring expense	15.5	10.1	16.7	4.8	47.1
Restructuring cost of sales	(1.3)	(0.2)	—	—	(1.5)
Less:
Gains on asset divestitures(1)	—	—	—	3.3	3.3
Interest income	0.9	1.1	1.1	1.1	4.2
Adjusted EBITDA(2)	$(1.6)	$(10.7)	$(11.7)	$(15.6)	$(39.6)

(1) Includes the gain on sale of our building in France
(2) As a result of changes in presentation, certain prior period information has been reclassified to conform to the current period presentation

The following tables reconcile Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended October 4, 2025
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Loss on Extinguishment of Debt	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(21.7)	$0.5	$6.8	$—	$(14.4)	$(0.5)	$(14.9)
Operating margin (% of net sales)	(8.0)%				(5.3)%		(5.5)%
Interest expense	(4.2)	—	—	$—	(4.2)
Other income (expense) - net	(6.2)	—	—	1.7	(4.5)
Income (loss) before income taxes	(32.1)	0.5	6.8	1.7	(23.1)
Provision (benefit) for income taxes	8.0	0.1	1.4	0.4	9.9
Less: Net income attributable to noncontrolling interest	0.2	—	—	—	0.2
Net income (loss) attributable to Fossil Group, Inc.	$(39.9)	$0.4	$5.4	$1.3	$(32.8)
Diluted earnings (loss) per share	$(0.76)	$0.01	$0.10	$0.02	$(0.63)

	For the 13 Weeks Ended September 28, 2024
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Gains on Asset Divestitures(1)	As Adjusted(2)	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(24.5)	$1.0	$4.8	$(3.3)	$(22.0)	$—	$(22.0)
Operating margin (% of net sales)	(8.5)%				(7.6)%		(7.6)%
Interest expense	(4.9)	—	—	$—	(4.9)
Other income (expense) - net	3.6	—	—	—	3.6
Income (loss) before income taxes	(25.8)	1.0	4.8	(3.3)	(23.3)
Provision for income taxes	6.2	0.2	1.0	(0.7)	6.7
Less: Net income attributable to noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to Fossil Group, Inc.	$(32.0)	$0.8	$3.8	$(2.6)	$(30.0)
Diluted earnings (loss) per share	$(0.60)	$0.02	$0.07	$(0.05)	$(0.56)
(1) Includes the gain on sale of our building in France
(2) As a result of changes in presentation, certain prior period information has been reclassified to conform to the current period presentation

	For the 40 Weeks Ended October 4, 2025
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Loss on Extinguishment of Debt	Gains on Asset Divestitures(1)	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(19.9)	$0.6	$29.9	$—	$(11.5)	$(0.9)	$0.1	$(0.8)
Operating margin (% of net sales)	(2.7)%					(0.1)%		(0.1)%
Interest expense	(13.0)	—	—	—	—	(13.0)
Other income (expense) - net	(9.5)	—	—	1.7	—	(7.8)
Income (loss) before income taxes	(42.4)	0.6	29.9	1.7	(11.5)	(21.7)
Provision (benefit) for income taxes	17.6	0.1	6.3	0.4	(2.4)	22.0
Less: Net income attributable to noncontrolling interest	0.3	—	—	—	—	0.3
Net income (loss) attributable to Fossil Group, Inc.	$(59.7)	$0.5	$23.6	$1.3	$(9.1)	$(43.4)
Diluted earnings (loss) per share	$(1.13)	$0.01	$0.44	$0.02	$(0.17)	$(0.83)
(1) Includes the gains on sale of our European distribution center and equipment from a Swiss manufacturing facility

	For the 39 Weeks Ended September 28, 2024
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	Gains on Asset Divestiture(1)	As Adjusted(2)	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(87.7)	$(0.2)	$1.9	$31.6	$(3.3)	$(57.7)	$(1.0)	$(58.7)
Operating margin (% of net sales)	(10.9)%					(7.2)%		(7.3)%
Interest expense	(14.1)	—	—	—	—	(14.1)
Other income (expense) - net	9.0	—	—	—	—	9.0
Income (loss) before income taxes	(92.8)	(0.2)	1.9	31.6	(3.3)	(62.8)
Provision for income taxes	2.3	—	0.4	6.6	(0.7)	8.6
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income (loss) attributable to Fossil Group, Inc.	$(95.1)	$(0.2)	$1.5	$25.0	$(2.6)	$(71.4)
Diluted earnings (loss) per share	$(1.80)	$—	$0.03	$0.47	$(0.05)	$(1.35)

(1) Includes the gain on sale of our European distribution center and equipment from a Swiss manufacturing facility

Store Count Information

	September 28, 2024	Opened	Closed	October 4, 2025
Americas	116	0	19	97
Europe	67	0	18	49
Asia	68	3	13	58
Total stores	251	3	50	204

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